August 2, 2022

Dear Kristen:

In connection with the termination of your employment with Compass Management Holdings, LLC (together with its past and present parents, subsidiaries, affiliates, divisions, predecessors, successors and assigns, herein collectively referred to as the “Company”), effective as of the Termination Date, you are being offered the following separation agreement (“Separation Agreement”).

1.Your employment with the Company will be terminated effective September 2, 2022 (the “Termination Date”). The Termination Date is the last day on the Company payroll. Except as specifically provided in this Separation Agreement, all existing employment agreements between you and the Company, whether oral or written, are hereby terminated. You agree that this Separation Agreement supersedes any such agreements between you and the Company.

2.In full consideration for your promises, covenants and agreements set forth herein, provided that you timely execute and deliver to the Company and not timely revoke this Separation Agreement, the Company will:
(a) continue to employ you during the period beginning on the date of your signature below and ending on the Termination Date, except that the Company may, at its discretion, elect to put you on non-working notice prior to the Termination Date, during which time you will be relieved of all standard responsibilities and authority but during which you will be available to answer transition questions and otherwise support the Company. For avoidance of doubt, if the Company elects to terminate your employment prior to the Termination Date, the Company agrees that it will make the payment set forth in paragraph 2 (b) of this Separation Agreement if you timely execute and do not revoke the First Additional Release.
(b) within 10 days of your execution of the additional release attached hereto and incorporated herein as Attachment 1 (the “First Additional Release”), and you not timely revoking the same, pay to you as a lump sum of $1,000,000.00, less all applicable withholdings for federal, state and local income taxes, Social Security, and all other customary withholdings;

(c) offer to you a consulting agreement in the form attached hereto and incorporated herein as Attachment 2 (the “Consulting Agreement”); and

(d) if you timely execute and deliver to the Company, and not timely revoke this Separation Agreement, and timely execute and do not timely revoke the First Additional Release, then, notwithstanding any provision of any stock option agreement, the Company’s Third Amended and Restated 2012 Stock Incentive Plan (as amended and any replacement plan, the “Plan”)) or any other applicable equity compensation plan or agreement:
(i) the exercise period for all options to purchase common shares of Compass, Inc. granted to you which vested and therefore become exercisable prior to or on the Termination Date, shall be amended and extended to permit the exercise of such options until the 48-month anniversary of September 2, 2022, and
(ii) the “Vesting Requirement” as that term is defined in any RSU agreement, and in any option to purchase Compass common stock agreement, by and between you in the Company shall be satisfied as if you had provided services as an employee of the Company until September 2, 2023, and
(iii) for clarity it is the parties’ intent that all regular vesting of your equity will cease on the Termination Date.

3.Regardless of whether you sign and return this Separation Agreement, the Company shall pay you any accrued, but unpaid, base salary for services rendered. This payment shall be subject to all applicable withholdings for federal, state and local income taxes, Social Security, and all other customary withholdings.

4.Except as provided in paragraph 3 of this Separation Agreement, you shall not be entitled to any sum of money or benefits from the Company, including, but not limited to, any and all wages, commissions, bonuses and/or equity. You understand the Consulting Agreement and the payment and benefits set forth in paragraph 2 of this Separation Agreement are being offered to you solely in exchange for your waiver of rights and claims specified in paragraph 6 below and that you would not otherwise be entitled to this offer of a Consulting Agreement and the payments and benefits set forth in paragraphs 2 of this Separation Agreement.

5.You represent that you do not have any claim, action, or proceeding pending or contemplated against the Company.

6.Except as necessary to enforce the terms of this Separation Agreement, and in exchange for and in consideration of the promises, covenants and agreements set forth herein, you hereby release the Company, including the Company’s parents, subsidiaries, affiliates, predecessors, successors, and assigns, and all of their respective past and present officers, directors, employees, shareholders, partners, and agents, in their corporate and individual capacities, to the maximum extent permitted by law from any and all manner of claims, demands, causes of action, obligations, damages, or liabilities whatsoever of every kind and nature, at law or in equity, known or unknown, and whether or not discoverable, which you have or may have for any period prior to your execution of this Separation Agreement, including, but not limited to, claims for breach of contract or wrongful discharge, claims for additional compensation, claims for severance pay, claims of defamation or any other tort, claims for unpaid wages or commissions or bonuses or vacation days, claims for benefits, and claims arising under any federal, state or local labor laws, including, without limitation:

1.Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C. § 1981, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Rehabilitation Act of 1973, the Vietnam Era Veterans' Readjustment Assistance Act of 1974, the Immigration Reform and Control Act, the Family and Medical Leave Act, the Uniform Services Employment and Re‐Employment Rights Act, the Worker Adjustment and Retraining Notification Act, the Fair Labor Standards Act of 1938, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act, the Sarbanes‐Oxley Act of 2002, the Employee Retirement Income Security Act, the Genetic Information Nondiscrimination Act of 2008, the Fair Credit Reporting Act, the National Labor Relations Act, the Occupational Safety and Health Act;

2.any and all state and local laws, including but not limited to the New York State Human Rights Law, the New York Labor Law (including but not limited to the Retaliatory Action by Employers Law, the New York State Worker Adjustment and Retraining Notification Act, all provisions prohibiting discrimination and retaliation, and all provisions regulating wage and hour law), the New York Civil Rights Law, Section 125 of the New York Workers' Compensation Law, Article 23-A of the New York Correction Law, the New York City Human Rights Law, and the New York City Earned Sick Leave Law;

3.any amendments to such laws;

4.all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract;

5.all claims to any non-vested ownership interest in the Company, contractual or otherwise;

6.any claim or damage arising out of your employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; and

7.any claim for attorney’s fees and costs.

Section 1542 of the Civil Code of the State of California states:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

Notwithstanding the provisions of Section 1542 and those of similar laws of other states, and for the purpose of implementing a full and complete release and discharge of all claims, you expressly acknowledge that this Separation Agreement is intended to include not only claims that are known, anticipated or disclosed, but also claims that are unknown, unanticipated, and undisclosed.

Notwithstanding the foregoing, the provisions of this paragraph are subject to the provisions of paragraph 12 below.

7.You agree to deliver to the Company upon request, but no later than the last day of your consultation period under the Consulting Agreement, all equipment, documents, and other materials, electronic or otherwise (whether or not such equipment, documents, and other materials constitute or contain confidential information) obtained in the course of your employment (including all copies of such documents and other materials), and further agree not to retain any copies of any such equipment, documents, and materials and to leave intact all electronic Company documents, including, but not limited to, those you have developed or helped to develop during your employment. For purposes hereof, “documents and other materials” means all email, chat messages, correspondence, memoranda, files, records, manuals, books, lists, financial, operating or marketing records, keys, magnetic, optical, or electronic or other media or equipment of any kind (including, but not limited to, computer hardware or software, and wireless handheld or portable devices), Company identification, and any other Company-owned property which may be in your possession, under your control or accessible to you. You further confirm that you have or will promptly cancel all accounts for your benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts, and computer accounts. In the event that you are eligible to receive reimbursement for any business expenses incurred in conjunction with the performance of your employment prior to the Termination Date, then, provided that all required documentation has been submitted in accordance with the Company’s policies as of the date this Separation Agreement signed and returned by you, the Company shall issue such reimbursement.

8.You acknowledge that, upon receipt of the amounts referenced in paragraphs 2 (a) & 3 above, you will have received all compensation due to you for work performed for the Company as of the Termination Date.

9.It is a material condition of this Separation Agreement that you and the Company will maintain strictly confidential, and shall take all reasonable steps to prevent the disclosure to any person or entity, of the terms of this Separation Agreement, and the contents of the negotiations and discussions preceding and resulting in this Separation Agreement. However, this provision does not prohibit you from disclosing such information (a) as provided in paragraph 12 below; (b) when required by law, subpoena or court order; or (c) to your spouse or to your attorneys or accountants for purposes of obtaining legal or tax advice, provided that your spouse, attorneys, and accountants, as applicable, each agrees to be bound by the provisions of this paragraph and paragraph 12. You acknowledge that confidentiality is beneficial to you and that you preferred this provision.

10.You acknowledge that as a result of and in connection with your employment with the Company, you have come into possession of proprietary and confidential information relating to the business practices, clients, personnel, and financial information of the Company (“Confidential Information”), including but not limited to information concerning (i) past, present or prospective clients, including details of their particular requirements; (ii) financial information regarding the Company; (iii) sales, marketing and business strategies and tactics; (iv) current activities and current and future plans; and (v)

other confidential information used by, or useful to, the Company and known to you by reason of your employment by the Company; provided that such Confidential Information does not include any information that is available to the general public or is generally known in the Company’s industry other than as a result of a disclosure in violation of this agreement. You further acknowledge and agree that you continue to be bound by the provisions of the Proprietary Information and Inventions Agreement signed by you on November 9, 2018, and any other similar agreement (each, as amended and restated from time to time, the “Confidentiality and IP Agreements”), and they are incorporated by reference as if fully set forth here. Please note that Confidential Information may be in any medium or form, including, without limitation, physical documents, computer files or disks, video and audio recordings, and oral communications. Except as provided in accordance with paragraph 12 below or as required by court order or subpoena, you agree that you will not directly or indirectly use or disclose to any person, firm, or entity any such Confidential Information.

Misappropriation of a trade secret of the Company in breach of this Agreement may subject you to criminal liability under the Defend Trade Secrets Act of 2016 (the “DTSA”), entitle the Company to injunctive relief and require you to pay compensatory damages, double damages and attorneys’ fees. Notwithstanding any other provision of this Agreement, you are hereby notified in accordance with the DTSA that you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, in each case solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. You are further notified that if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the Company’s trade secrets to your attorney and use the trade secret information in the court proceeding if you file any document containing the trade secret under seal and do not disclose the trade secret except pursuant to court order.

11.It is a material condition of this Separation Agreement that, except as permitted pursuant to paragraph 12 below, you agree that you will not make or publish any statement (orally, electronically, or in writing), or instigate, assist or participate in the making or publication of any statement, which would or could libel, slander, disparage or defame (regardless of whether or not such statement would be considered actually defamatory, slanderous or libelous under the law) or expose to hatred, contempt or ridicule (a) the Company; (b) any of its services, affairs or operations; or (c) any of its past or present directors, officers, employees, members, managers, shareholders, partners, predecessors, successors, or agents. Nothing herein shall prevent you from making or publishing any truthful statement (a) in accordance with paragraph 12 below; (b) when required by law, subpoena or court order; (c) in the course of any legal, arbitral or regulatory proceeding between you and the Company; (d) to any governmental authority, regulatory agency or self-regulatory organization; or (e) in connection with any investigation by the Company.

The Company will instruct Compass’s Executive Team as constituted on the Termination Date, (the “Compass Designees”) not to make or publish any statement (orally, electronically, or in writing), or instigate, assist or participate in the making or publication of any statement, which would or could libel, slander, disparage (whether or not such disparagement legally constitutes libel or slander) or expose to hatred, contempt or ridicule you. Nothing herein shall prevent the Compass Designees from making or publishing any truthful statement (a) when required by law, subpoena or court order; (b) in the course of any legal, arbitral or regulatory proceeding between you and the Company; (c) to any governmental authority, regulatory agency or self-regulatory organization; or (d) in connection with any investigation by the Company
The parties note certain required filings with the SEC relating to your exit from Compass. The Company has the right to timely make those filings in form and substance determined in accordance with advice from outside Company corporate counsel. Notwithstanding the foregoing, the Company will work with you in good faith to seek your prior comment upon any such SEC filings. The parties agree that any further non-SEC filing announcements regarding your departure should be mutually agreeable in language, and distributed on a mutually agreeable date/timeline. The Company agrees that its People &

Culture department will provide only a neutral reference to any prospective employers giving the title you held and the dates of employment with the Company.
12.Nothing in this Separation Agreement is intended to limit in any way your right or ability to file a charge or claim of discrimination with the U.S. Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board, the State Division of Human Rights, or a local commission on human rights. These agencies have the authority to carry out their statutory duties by investigating the charge, issuing a determination, or taking any other action authorized under the statutes such agencies enforce. You retain the right to participate in any such action, provided that you hereby waive any right you otherwise would have to recover monetary damages in connection with any charge, complaint, or lawsuit filed by you or by anyone else on your behalf. You retain the right to communicate with the EEOC and comparable state or local agencies and such communication can be initiated by you or in response to a communication from any such agency, and is not limited by any obligation contained in this Separation Agreement.

Further, nothing herein or in any other agreement or Company policy prohibits or restricts you from reporting possible violations of federal, state, or local law or regulation to, or discussing any such possible violations with, law enforcement, any governmental agency, or entity or self-regulatory organization, including by initiating communications directly with, responding to any inquiry from, or providing testimony before any federal, state, or local regulatory authority or agency or self-regulatory organization, including without limitation the Securities and Exchange Commission, and the Occupational Safety and Health Administration, or making any other disclosures that are protected by the whistleblower provisions of any federal, state, or local law or regulation.

13.You agree to make yourself available to and cooperate with the Company in any administrative, regulatory, or judicial proceeding or internal investigation occurring prior to or after the Termination Date. You also agree to make yourself available to and cooperate with the Company in any internal investigation occurring prior to the Termination Date and during the term of your Consulting Agreement. You understand and agree that your cooperation would include, but not be limited to, making yourself available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and turning over all relevant documents which are or may come into your possession. You understand that in the event the Company asks for your cooperation in accordance with this provision, the Company will reimburse you for reasonable out-of-pocket expenses incurred by you in connection with such cooperation upon your timely submission of appropriate documentation, and will provide you with advice from Company counsel with regard to your cooperation at Company expense.

The Company acknowledges the continued enforceability of all of your rights pursuant to that certain Indemnity Agreement, dated as of March 29, 2021 by and between the Company and you (the “Indemnity Agreement”), the Company’s governing documents and all of the Company’s directors’ and officers’ liability insurance coverage maintained for your benefit in respect of your service to the Company prior to the Termination Date (collectively, together with any and all related documents and agreements, the “Officer Coverage”).

For the avoidance of any doubt, the Officer Coverage shall fully cover you for any and all actions related to your service as an officer of the Company at not less favorable a level of indemnification (whether pursuant to the Company’s governing documents or otherwise) and coverage pursuant to the Company’s directors’ and officers’ liability insurance policy as if you were currently an officer of the Company. The Company further agrees that it shall not take any action that would cause you to become entitled to a level of indemnification in respect of your service as an officer of the Company (whether pursuant to the Company’s governing documents or otherwise) or coverage pursuant to the Company’s directors’ and officers’ liability insurance policy that is less favorable to you than the level accorded to any other individual whose service as an officer overlapped at any time with your service.

The Company further agrees that the Company’s indemnification obligations pursuant to the Indemnity Agreement shall apply to ongoing consulting services.

14. You acknowledge that the Company does not have any duty to consider you, accept services from or hire you for any future employment.

15.The intent of the parties is that any payments and benefits provided under this Agreement comply with the provisions of Internal Revenue Code Section 409A and the treasury regulations, guidance, and exemptions promulgated thereunder (collectively “Code Section 409A”) so as not to subject you to the payment of the tax, interest and any tax penalty that may be imposed under Code Section 409A. Accordingly, to the maximum extent permitted, all provisions of this Agreement shall be construed, interpreted, and administered in a manner consistent and in compliance with Code Section 409A. In furtherance thereof, to the extent that any provision hereof would otherwise result in you being subject to payment of tax, interest and tax penalty under Section 409A, the Company and you agree to amend this Agreement in a manner that brings this Agreement into compliance with Code Section 409A and preserves to the maximum extent possible the economic value of the relevant payment or benefit under this Agreement to you.

16.If you breach any provision of this Separation Agreement, in addition to any other remedies the Company may have at law or in equity, the Company’s obligations under paragraph 2 above shall cease immediately, and the Company shall have the right to terminate the Consulting Agreement.

17.In executing this Separation Agreement, neither you nor the Company admits any liability or wrongdoing, and the considerations exchanged herein do not constitute an admission of any liability, error, contract violation, or violation of any federal, state, or local law, or regulation.

18.This Separation Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

19.The unenforceability or invalidity of any provision or provisions of this Separation Agreement shall not render any other provision or provisions hereof unenforceable or invalid.

20.This Separation Agreement, the Consulting Agreement, and the Confidentiality and IP Agreements constitute the entire agreement between you and the Company and cannot be altered except in a writing signed by both you and the Company. You acknowledge that you entered into this Separation Agreement voluntarily, that you fully understand all of its provisions, and that no representations were made to induce execution of this Separation Agreement that are not expressly contained herein.

21.This Separation Agreement shall be governed by and construed and enforced in accordance with the laws of the state of New York, without regard to the principles of conflicts of law. If any disputes are arbitrable, you agree to arbitrate such disputes. If any disputes are not arbitrable, then you agree the disputes must be brought in a court of competent jurisdiction within the county that you last worked in.

22.This Separation Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Signatures transmitted or affixed electronically shall be enforceable and binding for all purposes.

23.You are hereby advised to consult with an attorney prior to executing this Separation Agreement. You acknowledge that you have been afforded an opportunity to consult with the attorneys of your choice prior to executing this Separation Agreement.

24.You are hereby notified that you will be given twenty-one (21) days from your receipt of this Separation Agreement to consider this Separation Agreement. You are further notified that the countersigned copy of this Separation Agreement shall be returned to Brad Serwin at brad.serwin@compass.com, so that it is received on or before the end of this 21-day period. You must countersign and return this Separation Agreement no later than the end of this 21-day period or the offer embodied in this Separation Agreement shall be deemed withdrawn.

25.It is agreed and understood that you will have a period of 7 days following your execution of this Separation Agreement in which to revoke your acceptance, and that such revocation will be effective only if received in writing by Brad Serwin at brad.serwin@compass.com, on or before the expiration of 7-day period. This Separation Agreement will not become effective or enforceable until the revocation period has expired.

Please indicate your acceptance of the terms of this Separation Agreement by countersigning below and returning this Separation Agreement to me. If you have any questions about the matters covered in this Separation Agreement, please contact me at brad.serwin@compass.com.

Very truly yours,

The Company

By:     /s/ Brad Serwin
Brad Serwin
General Counsel

Agreed and Accepted:

BY SIGNING THIS AGREEMENT, I ACKNOWLEDGE I HAVE READ IT AND I UNDERSTAND IT. I KNOW THAT I AM GIVING UP IMPORTANT RIGHTS. I ACKNOWLEDGE THAT THE ONLY CONSIDERATION FOR SIGNING THIS AGREEMENT IS THE PAYMENT COVERED UNDER PARAGRAPH 2. I AM AWARE OF MY RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT. I HAVE SIGNED THIS AGREEMENT KNOWINGLY AND VOLUNTARILY.

[Please understand that we cannot accept the Agreement if it has been changed or modi

/s/ Kristen Ankerbrandt                    8/2/2022
Kristen Ankerbrandt                    Date

Attachment 1: First Additional Release [Omitted]

Attachment 2: Consulting Agreement

CONSULTING AGREEMENT
THIS CONSULTING AGREEMENT (the “Agreement”), made this ______ _____ ___is entered into by Compass, Inc., a Delaware corporation (the “Company”), and Kristen Ankerbrandt, an individual with an address of ____________, _______, __ _______ (the “Consultant”).
INTRODUCTION
The Company and the Consultant desire to establish the terms and conditions under which the Consultant will provide services to the Company. In consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties agree as follows:
1.Services. The Consultant agrees to perform such financial officer consulting, advisory and related services to and for the Company and its parents, subsidiaries, affiliates, divisions, predecessors, successors and assigns as may be reasonably requested from time to time by the Company (“Services”).
2.Term. This Agreement shall commence on September 3, 2022, and shall continue until December 31, 2022 (the “Termination Date” and such period as may be sooner terminated in accordance with the provisions of Section 4, being referred to as the “Consultation Period”).
3.Compensation.
3.aConsulting Fees. The Company shall pay to the Consultant a consulting fee of $1000 per month. The Consultant shall submit to the Company a monthly invoice, in a form satisfactory to the Company, promptly following the completion of the Services. Each such invoice shall be paid by the Company within thirty (30) days after receipt thereof. The Consultant acknowledges that the Consultant will receive an IRS Form 1099-MISC from the Company, and that the Consultant shall be solely responsible for all federal, state, and local taxes, as set forth in Section 6. In the event that the Company fails to timely pay the consulting fees set forth herein, the Consultant shall provide notice to the Company of the occurrence or reasonable discovery thereof by Consultant, and the Company shall then have thirty (30) days to pay such consulting fees.

3.bExpenses. The Consultant shall be reimbursed for travel in connection with the Services consistent with the Company’s travel reimbursement policy then in effect. For the avoidance of doubt, any overnight travel must be approved by the Company in advance in writing.
3.cBenefits. The Consultant shall not be entitled to any benefits, coverages or privileges, including, without limitation, equity refreshes, social security, unemployment, vacation, medical, 401k or pension benefits or payments, made available to employees of the Company.
4.Termination & Term Extension. This Agreement may be terminated prior to the Termination Date by the Company upon two weeks prior written notice.
5.Proprietary Information, Inventions, Privacy and Non-Solicitation.
The Consultant agrees that the protection of the Company’s proprietary information, inventions, and legitimate business interests is important.  To that end, for the avoidance of doubt, the Consultant acknowledges and agrees that the Consultant will continue to be bound by the provisions of that certain Proprietary Information and Inventions Agreement signed by you on November 9, 2018 and any other similar agreement (each, as amended and restated from time to time, the “PIIA”).
6.Independent Contractor Status.
6.aThe Consultant shall perform all services under this Agreement as an “independent contractor” and not as an employee or agent of the Company. The Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner. In addition, the Consultant is not authorized to speak publicly for or on behalf of the Company unless expressly authorized by the Company in writing.
6.bThe Consultant shall have the right to control and determine the time, place, methods, manner and means of performing the services. In performing the services, the amount of time devoted by the Consultant on any given day will be entirely within the Consultant's control, and the Company will rely on the Consultant to put in the amount of time necessary to fulfill the requirements of this Agreement. The Consultant will provide all equipment and supplies required to perform the services. Upon reasonable notice, the Consultant shall meet with representatives of the Company at a location to be designated by the parties to this Agreement.
6.cExcept as provided in Section 7, below, the Consultant is free to engage in other employment, provide services as a consultant or independent contractor to third parties, and/or serve as a member of a Board of Directors or Board of Advisors for other companies.
6.dThe Consultant shall not use the Company's trade names, trademarks, service names or servicemarks without the prior approval of the Company.
6.eThe Consultant shall be solely responsible for all state, local and federal income taxes, and social security taxes in connection with any and all amounts paid under this Agreement, including the Consulting Fees and Completion Fee. The Consultant acknowledges that she will receive an IRS Form 1099 (or similar form) from the Company in connection with all amounts paid to her under this Agreement.
7.Restrictive Covenants. During the Consultation Period, the Consultant shall not do any of the following, either directly or indirectly, whether as an owner, officer, partner, principal, joint venturer, shareholder, director, member, manager, investor, agent, employee, consultant, contractor, or otherwise: a) provide any services to any business, enterprise, person, or entity which provides residential real estate services, residential title and escrow services, or any residential-related property technology services, or other similar services or products as the Company (collectively, the “Restricted Entities”) without the Company’s written consent; b) directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees, real estate agents, or other independent contractors to leave the Company; or c) solicit or attempt to solicit any client or customer of the Company to purchase any similar services or products as the Company, or induce or attempt to induce any client or customer of the Company to decrease or cease its purchase of services or products from the Company.

8.Non-Exclusivity. Consultant may contract with other companies and/or individuals for any consulting services that are not the Restricted Entities.
9.Limitation of Liability and Remedies.
9.aEXCEPT WITH RESPECT TO THE PIIA AND SECTION 7, NEITHER PARTY'S LIABILITY, IN CONTRACT, TORT OR ANY OTHER LEGAL OR EQUITABLE THEORY, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, SHALL INCLUDE ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

9.bThe Consultant acknowledges that any breach of the provisions of the PIIA or this Agreement shall result in serious and irreparable injury to the Company for which the Company cannot be adequately compensated by monetary damages alone.  The Consultant agrees, therefore, that, in addition to any other remedy it may have, the Company shall be entitled to enforce the specific performance of this Agreement by the Consultant and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages or posting a bond.
10.Indemnification.  The Consultant shall be solely liable for, and shall indemnify, defend and hold harmless the Company and its successors and assigns from any claims, suits, judgments or causes of action initiated by any third party against the Company where such actions result from or arise out of the

Services performed by the Consultant under this Agreement, in whole or in part.  The Consultant shall further be solely liable for, and shall indemnify, defend and hold harmless the Company and its successors and assigns from and against any claim or liability of any kind (including penalties, fees or charges) resulting from the Consultant's failure to pay the taxes, penalties, and payments referenced in Section 6 of this Agreement.  The Consultant shall further indemnify, defend and hold harmless the Company and its successors and assigns from and against any and all loss or damage resulting from any misrepresentation, or any nonfulfillment of any representation, responsibility, covenant or agreement on his/her part, as well as any and all acts, suits, proceedings, demands, assessments, penalties, judgments of or against the Company relating to or arising out of the activities of the Consultant and the Consultant shall pay reasonable attorneys' fees, costs and expenses incident thereto.
11.Data Security. The Consultant shall establish and maintain data security procedures and other safeguards against the loss, corruption, destruction, alteration or misappropriation of the Company’s data. The Consultant shall use such procedures and safeguards which meet or exceed all applicable information security laws, standards, rules, and requirements related to the collection, storage, processing, and transmission of documents and information. The Consultant shall immediately inform the Company when the Consultant has reason to believe that Company data has been lost, corrupted, destroyed, altered, misappropriated or otherwise compromised.
12.Compliance with Laws. The Consultant shall perform the Services in a manner that complies with all laws.
13.Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery, e-mail delivery, or at such other address or addresses as either party shall designate to the other.
14.Entire Agreement. This Agreement, the Separation Agreement, the Invention and (each as previously signed by the Consultant), and the PIIA constitute the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.
15.Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Consultant.
16.Non-Assignability of Contract and Subcontracting. This Agreement is personal to the Consultant and the Consultant shall not have the right to assign or subcontract any of his rights or delegate any of his duties without the express written consent of the Company.
17.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any other jurisdiction.
18.Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns.
19.Interpretation. If any restriction set forth in Section 7 or the PIIA is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.
20.Survival. Sections 4 through 21 shall survive the expiration or termination of this Agreement.
21.Miscellaneous.
21.aNo delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.
21.bThe captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.
21.cIn the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

COMPASS, INC.                CONSULTANT

Signature:                    Signature:
Print name:                     Print Name: Kristen Ankerbrandt
Title:                        Date:
Date:

Attachment 3: Second Additional Release [Omitted]